UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2023

SITIO ROYALTIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-41585	88-4140242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 Lawrence Street, Suite 1750
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 640-7620

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	STR	New York Stock Exchange
Warrants to purchase Class A common stock	STR WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The disclosures set forth in Item 2.03 regarding the Credit Agreement (as defined below) are incorporated into this Item 1.01 by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Brigham Credit Agreement

On February 3, 2023 (the “Closing Date”) and in connection with entry into the Credit Agreement, Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (“Sitio Opco”) and subsidiary of Sitio Royalties Corp., a Delaware corporation (NYSE: STR) (the “Company”), caused the repayment of all outstanding borrowings under the Brigham Credit Agreement (as defined below) and terminated the Brigham Credit Agreement.

A description of the material terms of the Brigham Credit Agreement is contained in the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2022, of MNRL Sub Inc.’s (formerly known as Brigham Minerals, Inc.), a Delaware corporation and subsidiary of the Company, which description is incorporated herein by reference.

Existing Credit Agreement

On the Closing Date and in connection with entry into the Credit Agreement, the Existing Credit Agreement (as defined below) was amended and restated in its entirety pursuant to the Credit Agreement. In connection with entry into the Credit Agreement, all amounts outstanding under the Existing Credit Agreement were repaid in full.

The Credit Agreement is described under Item 2.03 below, which disclosure is incorporated into this Item 1.02 by reference. A description of the material terms of the Existing Credit Agreement is contained in the Current Report on Form 8-K, filed with the SEC on June 10, 2022, of our predecessor (now known as STR Sub Inc., a Delaware corporation), which description is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 3, 2023 (the “Closing Date”), Sitio OpCo entered into a financing agreement, as described herein.

Third Amended and Restated Credit Agreement

On May 16, 2019, Brigham Resources, LLC (“Brigham Resources”) entered into that certain Credit Agreement (as amended or otherwise modified and as in effect immediately prior to the Closing Date, the “Brigham Credit Agreement”) with Wells Fargo Bank, N.A., as the administrative agent, letter of credit issuer, sole lead arranger and bookrunner, pursuant to which the lenders thereunder made loans and other extensions of credit to Brigham Resources. Certain subsidiaries of Brigham Resources (the “Brigham Subsidiaries” and together with Brigham Resources and Brigham Minerals Holdings, LLC, a Delaware limited liability company, the “Brigham Entities”) guaranteed the obligations under the Brigham Credit Agreement.

On June 7, 2022, Sitio OpCo, as borrower, KMF Land, LLC, a Delaware limited liability company, Bank of America, N.A., as the administrative agent and issuing bank, and certain lenders entered into that certain Second Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified and as in effect immediately prior to the Closing Date, the “Existing Credit Agreement”), pursuant to which the lenders thereunder made loans and other extensions of credit to the borrower thereunder.

On the Closing Date, the Existing Credit Agreement was amended and restated in its entirety pursuant to a Third Amended and Restated Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into by Sitio OpCo, as borrower, JPMorgan Chase Bank, N.A., as the administrative agent (as successor administrative agent to Bank of America, N.A.) and as issuing bank, the lenders and other financial institutions from time to time party thereto (the “Lenders”). The Credit Agreement refinanced the Existing Credit Agreement in full and paid off and refinanced the Brigham Credit Agreement in full. The Credit Agreement has a scheduled maturity date in June 2027.

Pursuant to the terms and conditions of the Credit Agreement, the Lenders committed to providing a credit facility to Sitio OpCo in an aggregate principal amount of up to $1.5 billion. The availability under the Credit Agreement, including availability for letters of credit, is generally limited to a borrowing base, which is determined by the required number of lenders in good faith by calculating a loan value of the proved reserves of Sitio OpCo and its subsidiaries and elected commitments provided by the Lenders. As of the Closing Date, the Credit Agreement has a $750 million borrowing base and $750 million elected commitment amount. As part of the aggregate commitments under the revolving advances, the Credit Agreement provides for letters of credit to be issued at the request of the borrower in an aggregate amount not to exceed $15 million. Existing letters of credit in place under the Existing Credit Agreement immediately prior to the Closing Date are continued and now deemed issued under and governed by the terms of the Credit Agreement.

Interest accrues on advances, at the borrower’s option, at a Term SOFR rate or a base rate, plus an applicable margin. The fees for letters of credit are also based on the applicable margin. The applicable margin used in connection with interest rates and fees is based on the Borrowing Base Utilization Percentage (as defined in the Credit Agreement). The applicable margin for Term SOFR rate loans and letter of credit fees ranges from 2.500% to 3.500%, and the applicable margin for base rate loans ranges from 1.500% to 2.500%. The borrower will also pay a fee based on the borrowing base utilization percentage on the actual daily unused amount of the aggregate revolving commitments ranging from 0.375% to 0.500%.

The borrowings under the Credit Agreement are secured by liens on certain assets of the borrower, Sitio Royalties GP, LLC, a Delaware limited liability company, and certain of the borrower’s subsidiaries, including the Brigham Entities, and are guaranteed by the borrower and such subsidiaries. Proceeds from borrowings under the Credit Agreement may be used (i) for working capital and other general company purposes including acquisitions (ii) for payment of certain transaction fees and expenses, and (iii) to repay and refinance third party-debt of the borrower and its subsidiaries existing prior to the Closing Date.

The Credit Agreement contains customary representations, warranties, covenants and events of default, including, among others, a change of control event of default and reporting obligations, restrictions on asset sales, restrictions on additional debt and lien incurrence and restrictions on making dividends, distributions or equity buybacks, restrictions on paying other debt and restriction on certain investments. During the continuance of an event of default, the Lenders may take a number of actions, including, among others, declaring the entire amount then outstanding under the Credit Agreement to be due and payable.

The Credit Agreement includes a financial covenant limiting, as of the last day of each fiscal quarter, the ratio of (a) (i) Total Net Debt (as defined in the Credit Agreement) as of such date to (ii) EBITDA (as defined in the Credit Agreement), for the period of four fiscal quarters ending on such day, to not more than 3.50 to 1.00, and (b) (i) consolidated current assets (including the available commitments under the Credit Agreement) to (ii) consolidated current liabilities (excluding current maturities under the Credit Agreement), to not less than 1.00 to 1.00, in each case, with certain rights to cure.

The above references to and description of the Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Note Purchase Agreement

On September 21, 2022, Sitio OpCo, as issuer, and certain subsidiaries of Sitio OpCo, as guarantors, entered into a Note Purchase Agreement (as amended or otherwise modified and as in effect prior to the Closing Date, the “Note Purchase Agreement”) with certain institutional investors as holders (the “Holders”) and U.S. Bank Trust Company, National Association, as agent for the Holders.

On the Closing Date, the Brigham Entities became guarantors under the Note Purchase Agreement.

Item 7.01	Regulation FD Disclosure.

On February 8, 2023, Sitio Royalties Corp. posted an updated investor presentation on its website at www.sitio.com. A copy of the investor presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference. The information contained on the Company’s website shall not be deemed part of this report.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement, dated as of February 3, 2023, by and among Sitio Royalties Operating Partnership, LP, as borrower, each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and any other parties from time to time party thereto.

99.1	Investor Presentation dated February 8, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITIO ROYALTIES CORP.

Date: February 8, 2023

	By:	/s/ Brett S. Riesenfeld
Brett S. Riesenfeld
Executive Vice President, General Counsel and Secretary

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